Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156130) on Form S-8 of PotlatchDeltic Corporation of our report dated June 24, 2020, relating to the statements of net assets available for benefits of PotlatchDeltic Salaried 401(k) Plan  as of December 31, 2019 and 2018, the  related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related supplementary information as of December 31, 2019, appearing in this Annual Report on Form 11-K of PotlatchDeltic Salaried 401(k) Plan for the year ended December 31, 2019.

/s/ Moss Adams LLP

Spokane, Washington

June 24, 2020